Exhibit 99.1

                   Muzak and DMX Seek DOJ Clearance

 Competitors Will Continue to Operate Independently Throughout Process

     FORT MILL, S.C. and AUSTIN, Texas--(BUSINESS WIRE)--April 12, 2007--Muzak LLC and DMX, Inc., two leading providers of business music and other sensory media services, today announced they are contemplating a future consolidation or combination. This combination would be contingent on a sale of the combined entity to an as yet unidentified third party buyer following clearance by federal regulators. Accordingly, the parties have submitted a Hart-Scott-Rodino filing seeking clearance for such a transaction. In the interim, Muzak and DMX will remain independent companies and continue to compete and to provide, without disruption, the highest-quality products and services to their respective clients.

    About Muzak

    As a leading provider of business music, Muzak creates experiences that reach more than 100 million people daily. Some of the biggest brands in business, from Applebee's to JCPenney to McDonald's, work with Muzak to enhance their brand image in more than 350,000 client locations. Over 90 music programs and numerous custom programs are distributed around the world. Muzak creates custom on-hold and in-store voice messages, and designs and installs professional sound systems, commercial television, drive-thru systems, digital signage, soundmasking systems and more through its national network of sales and service locations. For more information, visit www.muzak.com.

    About DMX

    Recognized as an international design think-tank that creates brand experiences for commercial environments, DMX uses sight, sound and science as building blocks. The company's services include full motion video, music, messages and environmental scents that provide brand texture for its customers and create integrated, multi-sensory environments that drive repeat business. DMX also provides music for cable television networks worldwide. For over 35 years, DMX's customers have included prominent industry leaders and represent some of the most identifiable international brands such as Nike, Starwood Hotels, 24 Hour Fitness, American Eagle, and many others. For more information please visit DMX on the Web at www.dmx.com.

    CONTACT: Muzak
             Marissa Ferrari, 803-396-3242
             marissa_ferrari@muzak.com
             or
             DMX
             Brian McKinley, 512-380-8508
             brian.mckinley@dmx.com